ION Reports Strong Fourth Quarter Results
Record $218.7 Million Quarterly Revenues and $64.2 Million Income from Operations
Fourth Quarter Diluted EPS of $0.12 as Reported and $0.33 as Adjusted

HOUSTON – February 12, 2014 – ION Geophysical Corporation (NYSE: IO) today reported record quarterly revenues of $218.7 million for fourth quarter 2013, an increase of 26% from revenues of $173.1 million in fourth quarter 2012. Income from operations, also a quarterly record, was $64.2 million, compared to $24.9 million in fourth quarter 2012. Fourth quarter 2013 net income was $19.8 million, or $0.12 per diluted share, compared to net income of $26.8 million, or $0.17 per diluted share, in fourth quarter 2012. Fourth quarter 2013 net income was impacted by the Company's share of restructuring and special items from its INOVA Geophysical joint venture, as well as losses incurred by the OceanGeo joint venture. Excluding the impact of the restructuring and special items, net income was $53.4 million, or $0.33 per diluted share, in fourth quarter 2013. Adjusted EBITDA increased 67% to $104.5 million, compared to $62.7 million in fourth quarter 2012. A reconciliation of Adjusted EBITDA can be found in the financial tables of this press release.
For full year 2013, ION reported a 4% increase in revenues to $549.2 million, compared to $526.3 million in 2012. Including all reserves and other adjustments taken earlier in the year, 2013 reported net income was a loss of $251.9 million, or $(1.59) per share, compared to net income of $62.0 million, or $0.39 per diluted share in 2012. Excluding restructuring and special items, 2013 full-year net income was $19.3 million, or $0.12 per diluted share. A reconciliation of the restructuring and special items can be found in the financial tables of this press release.
Brian Hanson, the Company’s President and Chief Executive Officer, commented, “We are pleased with the results we delivered in the fourth quarter. The first nine months of the year were challenging, as the first two quarters were impacted by cost overruns on a 3D marine program, and during the third quarter we experienced cautious spending by our E&P customers. However, our customers saw value in our library as our Solutions segment had a record quarter for data library sales, up 131% over fourth quarter 2012. This increase was seen across the broad portfolio of our data library, particularly in areas offshore East and West Africa, East and West India, and the Gulf of Mexico. Also, a significant portion of our fourth quarter data library sales were to new customers, a further testament to the value of our data library portfolio.

“Our data processing business had solid revenues in 2013, up 4% from 2012. This increase was driven by strong demand in Europe, the Middle East and the Gulf of Mexico, as well as continued demand for our broadband processing solution, WiBandTM, which we introduced in 2012. During 2013, we were awarded and performed a substantial amount of data processing work with a national oil company, but to date, we were not able to recognize revenues for the work as the customer contract was not signed until February 2014. Now that this contract has been executed, our first quarter 2014 results will benefit from the $14 million to $16 million of work performed during 2013.
“Our Software business experienced a year-over-year decline in revenues of 9% due to customer consolidations but finished the year strong with a record fourth quarter, which was our second best quarter ever in terms of revenues and operating income, driven by increased Orca® software and hardware sales.
“Our Systems business revenues declined 7% in 2013, primarily due to a decline in revenues associated with new positioning system sales, partially offset by an increase in repair and replacement systems. In the fourth quarter we recorded higher operating margins, as we begin to benefit from our third quarter restructuring. As a result of our restructuring efforts, we have improved operating margins in our Systems segment by approximately 8 to 10 percentage points.
“Our fourth quarter earnings were impacted by restructuring efforts within our INOVA Geophysical joint venture, as well as losses incurred as a result of our taking a larger ownership interest in OceanGeo. INOVA’s restructuring plan was initiated in the third quarter, but because we report our share of their results on a one-quarter lag basis, these charges impacted our fourth quarter results. INOVA’s restructuring has reduced their annual operating costs by approximately $12 million, and we will share in 49% of those savings.
“As we announced in late January, we have taken a 70% controlling stake in OceanGeo, our ocean bottom joint venture. Because of our increasing influence to the joint venture during the fourth quarter, we recognized 70% of OceanGeo's losses, even though our formal ownership and control did not become effective until January. Our focus remains on building a project pipeline and gaining new awards for OceanGeo beyond the Trinidad project they are currently working.
“We generated $25 million in incremental cash flow during the fourth quarter, excluding draws under our revolver. As we look to 2014, we expect progress strengthening our balance sheet as we continue to invest in key new technologies, and as we manage operations and new venture programs for cash flow generation in 2014. Industry analysts believe there will be a modest overall increase in E&P spending compared to 2013, and we expect this increase will likely occur in the back half of 2014, similar to 2013.”

FOURTH QUARTER 2013
Total revenues increased 26% to $218.7 million, compared to $173.1 million in fourth quarter 2012. Solutions and Software segment revenues increased 37% and 13%, respectively, while Systems segment revenues declined by 2%.
Solutions segment revenues increased to $166.1 million, compared to $121.1 million in fourth quarter 2012. This improved performance resulted from record quarterly data library revenues, which increased 131% from fourth quarter 2012. New venture revenues increased 9%, while data processing revenues declined 9%, compared to fourth quarter 2012. Data processing revenues were down due to approximately $6.0 million of unrecorded revenues for work performed during the fourth quarter in anticipation of the final customer contract that was executed in February 2014.
Software segment sales increased to $12.1 million from $10.7 million in fourth quarter 2012, due to increased licensing revenues and hardware sales from the Company's Orca software. Fourth quarter 2013 Software revenues were a fourth quarter record and the second highest of any quarter in the segment's history.
Systems segment sales decreased slightly to $40.5 million from $41.4 million in fourth quarter 2012. Fourth quarter 2012 included approximately $10.0 million of revenues attributed to a large DigiSTREAMERTM system sale. However, the lack of a large streamer system sale in fourth quarter 2013 was largely offset by increased revenues from traditional positioning and repair businesses as well as increased sales of land geophones.
Excluding the impact of restructuring and special items, consolidated gross margins were 47%, compared to 43% in fourth quarter 2012, and operating margins were 30%, compared to 22% in the earlier period. The increase in gross and operating margins was driven primarily by the increase in data library sales within the Solutions segment.
The Company’s equity investments as of the fourth quarter include its 49% interest in INOVA Geophysical and its interest in OceanGeo, which increased from 30% to 70% in January 2014. During the fourth quarter, the Company recognized losses on its INOVA equity investment of $19.4 million. INOVA's results were impacted by its restructuring plan initiated in the third quarter 2013. Excluding the impact of these restructuring charges, the Company's share of INOVA's third quarter results would have been a loss of $0.7 million, compared to a loss of $4.3 million for the prior year period. INOVA's improved results, excluding restructuring and special items, were due to a 62% increase in sales, primarily attributable to increased cabled systems and vibrator truck sales. Also, during fourth quarter 2013, the Company recognized losses on its OceanGeo joint venture of $12.4 million. These losses were incurred as a result of the Company taking a larger ownership position in OceanGeo and due to the Trinidad project not fully commencing operations until January 2014. See the attached financial tables for the summarized financial results of INOVA and OceanGeo.

The Company's effective tax rate for the fourth quarter was 24%, compared to 27% in fourth quarter 2012. The change in the fourth quarter effective tax rate resulted primarily from establishment of a deferred tax valuation allowance in third quarter 2013.
At December 31, 2013, the Company had $140.0 million of capacity available under its $175.0 million credit facility, and the Company’s total cash and cash equivalents were $148.1 million, for total liquidity of $288.1 million.
Adjusted EBITDA for the fourth quarter increased 67% to $104.5 million, compared to $62.7 million reported in fourth quarter 2012.
FULL YEAR 2013
Total revenues increased 4% to $549.2 million, compared to $526.3 million in 2012. Solutions segment revenues increased 10% to $387.4 million, primarily due to strong fourth quarter data library sales. Data library sales increased by 27% over the prior year, while new venture and data processing revenues increased 5% and 4%, respectively, compared to 2012. Systems segment revenues decreased by 7%, compared to 2012, primarily due to a decline in revenues associated with new positioning and streamer system sales, which was partially offset by an increase in repair and replacement systems. Software segment revenues decreased 9% due to a decline in Orca and Gator® revenues associated with customer consolidation.
Excluding the impact of restructuring and special items, consolidated gross margins decreased to 35%, compared to 41% in 2012, and operating margins were 11%, compared to 17% in 2012. The decreases in gross and operating margins were primarily due to Solutions segment cost overruns incurred during the first half of 2013 on a 3D marine program and from costs incurred on data processing work performed in 2013 for which revenue was not recognized in 2013. These decreases were partially offset by the increase in fourth quarter data library sales.
For 2013, the Company recognized losses on its INOVA equity investment of $22.5 million, or a loss of $3.7 million after adjusting for restructuring and special items, compared to earnings of $0.3 million for 2012. This decline was primarily due to the mix of product revenues between the periods, with revenues decreasing by 3%. Additionally, the Company recorded losses on its OceanGeo equity investment of $19.8 million.
Including the restructuring and special items, the Company reported a 2013 net loss of $251.9 million, or $(1.59) per share. Excluding the restructuring and special items, the Company reported 2013 net income of $19.3 million, or $0.12 per diluted share, compared to net income of $62.0 million, or $0.39 per diluted share, in 2012.

OUTLOOK
Greg Heinlein, the Company's Chief Financial Officer, commented, “We had a strong finish in 2013, with every part of our business contributing. Our data library continues to focus on the right places of the world where exploration spending is occurring. While not always consistent, we believe this quarter demonstrates that we remain well positioned for future licensing rounds. We continue to be very customer-focused, supporting over 15 new customers this quarter, as well as assisting large national oil companies as they secure final signatures and funding for the next round of contracts. Our outlook for 2014 remains cautious until we see clarity in E&P spending between exploration and production. However, we continue to manage the business with some of the best people in the industry with an eye on driving shareholder value and increased cash generation during 2014."
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, February 13, 2014, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (800) 762-8908 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 27, 2014. To access the replay, dial (800) 406-7325 and use pass code 4665602#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contact
Greg Heinlein
Senior Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include statements of future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical and OceanGeo joint ventures and related transactions, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation, including the risk that an unfavorable judgment in the lawsuit brought by WesternGeco could have a materially adverse effect on our financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical and OceanGeo joint ventures; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2013.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Service revenues	$167,086	$122,082	$391,317	$354,583
Product revenues	51,591	50,988	157,850	171,734
Total net revenues	218,677	173,070	549,167	526,317
Cost of services	89,014	69,432	277,508	219,324
Cost of products	26,821	30,894	112,346	91,192
Gross profit	102,842	72,744	159,313	215,801
Operating expenses:
Research, development and engineering	9,077	8,544	37,742	34,080
Marketing and sales	13,219	11,078	38,583	35,240
General, administrative and other operating expenses	16,315	28,259	66,592	71,954
Total operating expenses	38,611	47,881	142,917	141,274
Income from operations	64,231	24,863	16,396	74,527
Interest expense, net	(4,241)	(1,146)	(12,344)	(5,265)
Equity in earnings (losses) of investments	(31,906)	(4,264)	(42,320)	297
Other income (expense)	(2,138)	17,851	(182,530)	17,124
Income (loss) before income taxes	25,946	37,304	(220,798)	86,683
Income tax expense	6,270	10,191	25,720	23,857
Net income (loss)	19,676	27,113	(246,518)	62,826
Net loss attributable to noncontrolling interests	143	53	658	489
Net income (loss) attributable to ION	19,819	27,166	(245,860)	63,315
Preferred stock dividends	—	338	1,014	1,352
Conversion payment of preferred stock	—	—	5,000	—
Net income (loss) applicable to common shares	$19,819	$26,828	$(251,874)	$61,963
Net income (loss) per share:
Basic	$0.12	$0.17	$(1.59)	$0.40
Diluted	$0.12	$0.17	$(1.59)	$0.39
Weighted average number of common shares outstanding:
Basic	163,445	156,107	158,506	155,801
Diluted	163,772	163,016	158,506	162,765

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$148,056	$60,971
Accounts receivable, net	149,448	127,136
Unbilled receivables	49,468	89,784
Inventories	57,173	70,675
Prepaid expenses and other current assets	28,501	25,605
Total current assets	432,646	374,171
Deferred income tax asset	—	28,414
Property, plant, equipment and seismic rental equipment, net	46,684	33,772
Multi-client data library, net	238,784	230,315
Equity method investments	53,865	73,925
Goodwill	55,876	55,349
Intangible assets, net	11,247	14,841
Other assets	14,648	9,796
Total assets	$853,750	$820,583

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5,906	$3,496
Accounts payable	22,654	28,688
Accrued expenses	73,437	124,095
Accrued multi-client data library royalties	46,460	26,300
Deferred revenue	20,682	26,899
Total current liabilities	169,139	209,478
Long-term debt, net of current maturities	214,246	101,832
Other long-term liabilities	210,602	8,131
Total liabilities	593,987	319,441
Redeemable noncontrolling interests	1,878	2,123
Stockholders’ equity:
Cumulative convertible preferred stock	—	27,000
Common stock	1,637	1,564
Additional paid-in capital	879,969	848,669
Accumulated deficit	(606,157)	(360,297)
Accumulated other comprehensive loss	(11,138)	(11,886)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	257,746	498,485
Noncontrolling interests	139	534
Total equity	257,885	499,019
Total liabilities and equity	$853,750	$820,583

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(246,518)	$62,826
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	18,158	16,202
Amortization of multi-client data library	86,716	89,080
Stock-based compensation expense	7,476	6,598
Equity in (earnings) losses of investments	42,320	(297)
Gain on sale of cost method investment	(3,591)	—
Accrual for loss contingency related to legal proceedings	183,327	10,000
Write-down of multi-client data library projects	5,461	—
Write-down of receivables from OceanGeo	9,157	—
Write-down of excess and obsolete inventory	21,197	1,326
Write-down of marine equipment	—	5,928
Write-down of investments	—	556
Deferred income taxes	4,844	3,686
Excess tax benefit from stock-based compensation	(276)	(193)
Change in operating assets and liabilities:
Accounts receivable	(27,571)	4,006
Unbilled receivables	40,211	(64,156)
Inventories	(8,906)	(7,039)
Accounts payable, accrued expenses and accrued royalties	8,482	61,873
Deferred revenue	(6,253)	(6,957)
Other assets and liabilities	13,353	(14,358)
Net cash provided by operating activities	147,587	169,081
Cash flows from investing activities:
Investment in multi-client data library	(114,582)	(145,627)
Purchase of property, plant, equipment and seismic rental equipment	(16,914)	(16,650)
Net advances to INOVA Geophysical	(5,000)	—
Investment in and advances to OceanGeo B.V. (formerly named GeoRXT B.V.)	(24,755)	—
Proceeds from sale of a cost method investment	4,150	—
Maturity (net purchases) of short-term investments	—	20,000
Investment in convertible notes	(2,000)	(2,000)
Other investing activities	128	—
Net cash used in investing activities	(158,973)	(144,277)
Cash flows from financing activities:
Proceeds from issuance of notes	175,000	—
Payments under revolving line of credit	(97,250)	(51,000)
Borrowings under revolving line of credit	35,000	148,250
Payments on notes payable and long-term debt	(4,361)	(101,702)
Cost associated with issuance of notes	(6,773)	—
Payment of preferred dividends	(1,014)	(1,352)
Conversion payment of preferred stock	(5,000)	—
Proceeds from employee stock purchases and exercise of stock options	2,527	807
Excess tax benefit from stock-based compensation	276	193
Contribution from noncontrolling interests	—	212
Other financing activities	297	(1,862)
Net cash provided by (used in) financing activities	98,702	(6,454)
Effect of change in foreign currency exchange rates on cash and cash equivalents	(231)	219
Net increase (decrease) in cash and cash equivalents	87,085	18,569
Cash and cash equivalents at beginning of period	60,971	42,402
Cash and cash equivalents at end of period	$148,056	$60,971

Reconciliation of Restructuring and Special Items to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2013:

	Three Months Ended December 31, 2013
		Restructuring and Special Items by Segment
	As Reported	Systems(1)	Corporate and Other		As Adjusted
Net revenues	$218,677	$—	$—		$218,677
Cost of sales	115,835	(608)	—		115,227
Gross profit	102,842	608	—		103,450
Operating expenses	38,611	(146)	—		38,465
Income from operations	64,231	754	—		64,985
Operating margin	29%				30%
Interest expense, net	(4,241)	—	—		(4,241)
Equity in losses of investments	(31,906)	—	31,238	(2)	(668)
Other expense, net	(2,138)	—	1,551	(3)	(587)
Income tax expense	6,270	—	—		6,270
Net income	19,676	754	32,789		53,219
Net loss attributable to noncontrolling interest	143	—	—		143
Net income applicable to common shares	$19,819	$754	$32,789		$53,362
Net income per share:
Basic	$0.12				$0.33
Diluted	$0.12				$0.33
Weighted average number of common shares outstanding:
Basic	163,445				163,445
Diluted	163,772				163,772

(1)	Represents restructuring charges related to the Systems segment vacating certain leased facilities in the fourth quarter.

(2)
$18.8 million represents ION's 49% share of restructuring charges within the INOVA joint venture, associated with the impairment of intangible assets, write-down of excess and obsolete inventory and rental equipment, and severance-related charges and $12.4 million represents losses incurred as a result of ION taking a larger ownership position in OceanGeo.

(3)	Represents additional accrued interest related to the WesternGeco legal contingency.

	Twelve Months Ended December 31, 2013
		Restructuring and Special Items by Segment
	As Reported	Systems(a)	Solutions(b)	Corporate and Other		As Adjusted
Net revenues	$549,167	$—	$—	$—		$549,167
Cost of sales	389,854	(25,688)	(5,461)	—		358,705
Gross profit	159,313	25,688	5,461	—		190,462
Operating expenses	142,917	(2,362)	—	(9,157)	(c)	131,398
Income from operations	16,396	28,050	5,461	9,157		59,064
Operating margin	3%					11%
Interest expense, net	(12,344)	—	—	—		(12,344)
Equity in losses of investments	(42,320)	—	—	31,238	(d)	(11,082)
Other income (expense), net	(182,530)	—	—	184,491	(e)	1,961
Income tax expense	25,720	—	—	(7,811)	(f)	17,909
Net income (loss)	(246,518)	28,050	5,461	232,697		19,690
Net loss attributable to noncontrolling interest	658	—	—	—		658
Net income (loss) attributable to ION	(245,860)	28,050	5,461	232,697		20,348
Preferred stock dividends	6,014	—	—	(5,000)	(g)	1,014
Net income (loss) applicable to common shares	$(251,874)	$28,050	$5,461	$237,697		$19,334
Net income (loss) per share:
Basic	$(1.59)					$0.12
Diluted	$(1.59)					$0.12
Weighted average number of common shares outstanding:
Basic	158,506					158,506
Diluted	158,506					159,117

(a)	Represents excess and obsolete inventory write-downs and severance-related charges as a result of a restructuring of the Systems segment.

(b)	Represents the partial write-down of a multi-client data library program.

(c)	Represents the write-down of the carrying value of all receivables due from OceanGeo at September 30, 2013.

(d)
$18.8 million represents ION's 49% share of restructuring charges within the INOVA joint venture, associated with the impairment of intangible assets, write-down of excess and obsolete inventory and rental equipment, and severance-related charges and $12.4 million represents losses incurred as a result of ION taking a larger ownership position in OceanGeo.

(e)	Primarily represents the loss contingency accrual related to the WesternGeco legal matter.

(f)	Represents a charge to income tax expense related to the Company establishing a valuation allowance on its net deferred tax assets.

(g)	Represents a payment related to the conversion of ION preferred stock into ION common shares.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net revenues:
Solutions:
New Venture	$60,948	$55,991	$154,578	$147,346
Data Library	75,845	32,826	111,998	88,085
Total multi-client revenues	136,793	88,817	266,576	235,431
Data Processing	29,355	32,233	120,808	115,834
Total	$166,148	$121,050	$387,384	$351,265
Systems:
Towed Streamer	$25,530	$30,709	$66,991	$77,769
Ocean Bottom	—	1,719	7,307	14,823
Other	14,940	8,929	48,134	39,404
Total	$40,470	$41,357	$122,432	$131,996
Software:
Software Systems	$11,121	$9,631	$35,418	$39,738
Services	938	1,032	3,933	3,318
Total	$12,059	$10,663	$39,351	$43,056
Total	$218,677	$173,070	$549,167	$526,317

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	As Reported	Special Items(1)	As Adjusted	As Reported	Special Items(2)	As Adjusted
Gross profit:
Solutions	$77,508	$—	$77,508	$51,919	$—	$51,919
Systems	16,804	608	17,412	13,013	1,280	14,293
Software	8,530	—	8,530	7,812	—	7,812
Total	$102,842	$608	$103,450	$72,744	$1,280	$74,024
Gross margin:
Solutions	47%	—%	47%	43%	—%	43%
Systems	42%	1%	43%	31%	4%	35%
Software	71%	—%	71%	73%	—%	73%
Total	47%	—%	47%	42%	1%	43%
Income from operations:
Solutions	$60,931	$—	$60,931	$39,208	$—	$39,208
Systems	11,215	754	11,969	(5,938)	12,848	6,910
Software	7,206	—	7,206	6,582	—	6,582
Corporate and other	(15,121)	—	(15,121)	(14,989)	—	(14,989)
Total	$64,231	$754	$64,985	$24,863	$12,848	$37,711
Operating margin:
Solutions	37%	—%	37%	32%	—%	32%
Systems	28%	2%	30%	(14)%	31%	17%
Software	60%	—%	60%	62%	—%	62%
Corporate and other	(7)%	—%	(7)%	(9)%	—%	(9)%
Total	29%	1%	30%	14%	8%	22%

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012
	As Reported	Special Items(1)	As Adjusted	As Reported	Special Items(2)	As Adjusted
Gross profit:
Solutions	$111,108	$5,461	$116,569	$132,950	$—	$132,950
Systems	19,999	25,688	45,687	50,790	1,280	52,070
Software	28,206	—	28,206	32,061	—	32,061
Total	$159,313	$31,149	$190,462	$215,801	$1,280	$217,081
Gross margin:
Solutions	29%	1%	30%	38%	—%	38%
Systems	16%	21%	37%	38%	1%	39%
Software	72%	—%	72%	74%	—%	74%
Total	29%	6%	35%	41%	—%	41%
Income from operations:
Solutions	$61,146	$5,461	$66,607	$88,589	$—	$88,589
Systems	(9,957)	28,050	18,093	10,132	12,848	22,980
Software	23,602	—	23,602	28,129	—	28,129
Corporate and other	(58,395)	9,157	(49,238)	(52,323)	—	(52,323)
Total	$16,396	$42,668	$59,064	$74,527	$12,848	$87,375
Operating margin:
Solutions	16%	1%	17%	25%	—%	25%
Systems	(8)%	23%	15%	8%	9%	17%
Software	60%	—%	60%	65%	—%	65%
Corporate and other	(11)%	2%	(9)%	(10)%	—%	(10)%
Total	3%	8%	11%	14%	3%	17%

(1)
See the tables titled 'Reconciliation of Restructuring and Special Items to Diluted Earnings per Share' for descriptions of these restructuring and special items for three and twelve months ended December 31, 2013.

(2)	Represents the write-down of excess and obsolete inventory, marine equipment and receivables within the Systems segment in 2012 as highlighted in the prior year earnings release.

INOVA GEOPHYSICAL EQUIPMENT LIMITED
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)
The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment and records its share of earnings and losses of INOVA Geophysical on a one fiscal quarter lag basis. The following table reflects the summarized financial information for INOVA Geophysical for the three months ended September 30, 2013 and 2012 and the twelve-month periods from October 1 to September 30, 2013 and 2012:

	Three Months Ended September 30,			Period from October 1 through September 30,
	2013		2012	2013		2012
Net revenues	$40,672		$25,112	$183,619		$188,336
Gross profit (loss)	$(28,366)	(1)	$(442)	$(1,988)	(1)	$39,320
Income (loss) from operations	$(37,360)		$(8,149)	$(44,463)		$3,241
Net income (loss)	$(38,972)	(1)	$(8,720)	$(46,149)	(1)	$2,197

(1)
Impacting INOVA's gross profit (loss) for the three months ended September 30, 2013, is $36.5 million of restructuring and special items associated with the impairment of intangible assets, write-down of excess and obsolete inventory and rental equipment, and severance-related charges. In addition to the restructuring and special items impacting gross profit, net income (loss) was also impacted by $1.8 million of other restructuring and special items.

OCEANGEO B.V.
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)
The Company accounts for its interest in OceanGeo B.V. ("OceanGeo") (formerly named GeoRXT B.V.) as an equity method investment and records its share of earnings and losses of OceanGeo on a current basis. In January 2014, the Company increased its interest in OceanGeo from 30% to 70% and will begin to consolidated OceanGeo in first quarter 2014. The following table reflects the summarized financial information for OceanGeo for the three months ended December 31, 2013 and the period from March 1, 2013 to December 31, 2013:

	Three Months Ended December 31, 2013	Period from March 1 to December 31, 2013
Net revenues(2)	$—	$19,668
Gross profit (loss)	$(11,680)	$(22,918)
Income (loss) from operations	$(16,834)	$(40,443)
Net income (loss)	$(17,794)	$(42,391)

(2)
During the three months ended December 31, 2013, OceanGeo vessels and crew remained idle. OceanGeo was awarded a 4-5 month, 510 square km ocean bottom 3D seismic survey offshore Trinidad, and the company began acquisition on the project in late December 2013.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization and other similar non-cash charges including, without limitation, equity in (earnings) losses of investments and accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income (loss)	$19,676	$27,113	$(246,518)	$62,826
Interest expense, net	4,241	1,146	12,344	5,265
Income tax expense	6,270	10,191	25,720	23,857
Depreciation and amortization expense	40,836	26,839	104,874	105,282
Equity in (earnings) losses of INOVA Geophysical	31,906	4,264	42,320	(297)
Accrual for loss contingency related to legal proceedings	1,551	—	183,327	—
Write-down of multi-client data library	—	—	5,461	—
Write-down of receivables from OceanGeo	—	—	9,157	—
Write-down of excess and obsolete inventory	—	—	21,197	—
Gain on legal settlement	—	(19,000)	—	(19,000)
Write-down of seismic rental assets	—	5,928	—	5,928
Write-down of bad debt	—	5,640	—	5,640
Write-down of investments	—	556	—	556
Adjusted EBITDA	$104,480	$62,677	$157,882	$190,057